Filed Pursuant to Rule 424(b)(2)

Registration No. 333-232144

Amendment dated April 28, 2022 to the

Pricing Supplements for the Exchange-Traded

Notes set forth in Schedule A, to the

Prospectus dated August 1, 2019, the

Prospectus Supplement dated August 1, 2019

and the Prospectus Supplement Addendum dated

February 18, 2021

Barclays Bank PLC iPath® Exchange-Traded Notes

This amendment amends and supplements the applicable pricing supplement for each series of exchange-traded notes issued by Barclays Bank PLC set forth in Schedule A below (the “ETNs”). The terms of each series of ETNs are as described in the most recent pricing supplement relating to that series of ETNs (each, a “Pricing Supplement”) and include the specific amendments described below. Terms used but not defined herein have the meanings given to them in the applicable Pricing Supplement.

No Further Sales or Issuances: Effective as of the open of trading on April 28, 2022, we will suspend, until further notice, any further sales from inventory and any further issuances of each series of the ETNs, and neither we nor any of our affiliates will engage in purchase or resale transactions in the ETNs. As a result of this modification, each Pricing Supplement is amended to reflect this suspension.

Risk Factors: As described in each Pricing Supplement, the market value of the ETNs may be influenced by, among other things, the levels of supply and demand for such ETNs. It is possible that this suspension may influence the market value of the ETNs. Barclays Bank PLC believes that the limitations on issuance and sale implemented may cause an imbalance of supply and demand in the secondary market for the ETNs, which may cause the ETNs to trade at a premium or discount in relation to their indicative value. Therefore, any purchase of the ETNs in the secondary market may be at a purchase price significantly different from their indicative value. In particular, paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs at our discretion. Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative value, you may experience a significant loss.

You may lose all or a substantial portion of your investment if you invest in the ETNs. Any payment on the ETNs at or prior to maturity, including any repayment of principal, is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC. See “Risk Factors” in the Pricing Supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

The ETNs may not be suitable for all investors. Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this amendment or any Pricing Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Amendment dated April 28, 2022

to the Pricing Supplements for the Exchange-Traded Notes set forth in Schedule A

You should read this amendment and the applicable Pricing Supplement together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which the ETNs are a part, and the prospectus supplement addendum dated February 18, 2021. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

•	Prospectus Supplement dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

•	Prospectus Supplement Addendum dated February 18, 2021:

http://www.sec.gov/Archives/edgar/data/312070/000095010321002483/dp146316_424b3.htm

SCHEDULE A

This Amendment applies to all exchange-traded notes issued by Barclays Bank PLC specified in the table below.

Name of ETN	Ticker	Exchange	CUSIP
iPath® Bloomberg Commodity Index Total ReturnSM ETN	DJP	NYSE Arca	06738C778
iPath® Shiller CAPE™ Index ETN	CAPD	NYSE Arca	06742A669
iPath® Select MLP ETN	ATMP	CBOE BZX	06742C723
iPath® Series B Bloomberg Copper Subindex Total ReturnSM ETN	JJC	NYSE Arca	06746P555
iPath® Series B Carbon ETN	GRN	NYSE Arca	06747C322
iPath® Series B Bloomberg Coffee Subindex Total ReturnSM ETN	JO	NYSE Arca	06746P563
iPath® Series B Bloomberg Grains Subindex Total ReturnSM ETN	JJG	NYSE Arca	06746P522
iPath® Series B S&P 500® VIX Mid-Term FuturesTM ETNs	VXZ	CBOE BZX	06746P613
iPath® Series B Bloomberg Nickel Subindex Total ReturnSM ETN	JJN	NYSE Arca	06746P480
iPath® Pure Beta Broad Commodity ETN	BCM	NYSE Arca	06740P114
iPath® S&P GSCI® Total Return Index ETN	GSP	NYSE Arca	06738C794
Pacer® iPath® Gold ETN	GBUG	NYSE Arca	06747D809
iPath® Series B Bloomberg Cotton Subindex Total ReturnSM ETN	BAL	NYSE Arca	06746P548
iPath® Series B Bloomberg Tin Subindex Total ReturnSM ETN	JJT	NYSE Arca	06746P431
iPath® Series B Bloomberg Sugar Subindex Total ReturnSM ETN	SGG	NYSE Arca	06746P449
iPath® Series B Bloomberg Agriculture Subindex Total ReturnSM ETN	JJA	NYSE Arca	06746P589
iPath® Series B Bloomberg Industrial Metals Subindex Total ReturnSM ETN	JJM	NYSE Arca	06746P514
iPath® Bloomberg Cocoa Subindex Total ReturnSM ETN	NIB	NYSE Arca	06739H313
iPath® Series B Bloomberg Aluminum Subindex Total ReturnSM ETN	JJU	NYSE Arca	06746P571
Pacer® iPath® Gold Trendpilot ETN	PBUG	NYSE Arca	06747T382
iPath® Series B Bloomberg Livestock Subindex Total ReturnSM ETN	COW	NYSE Arca	06746P498
iPath® Series B Bloomberg Softs Subindex Total ReturnSM ETN	JJS	NYSE Arca	06746P456
iPath® Silver ETN	SBUG	NYSE Arca	06747D700
iPath® S&P MLP ETN	IMLP	CBOE BZX	06742A750
iPath® Series B Bloomberg Energy Subindex Total ReturnSM ETN	JJE	NYSE Arca	06746P530
iPath® Series B Bloomberg Precious Metals Subindex Total ReturnSM ETN	JJP	NYSE Arca	06746P464
iPath® Series B Bloomberg Platinum Subindex Total ReturnSM ETN	PGM	NYSE Arca	06746P472
Barclays Women in Leadership ETN	WIL	CBOE BZX	06742W430
Barclays Return on Disability ETN	RODI	CBOE BZX	06740D830
iPath® Bloomberg Lead Subindex Total ReturnSM ETN	LD	NYSE Arca	06739H263